As filed with the Securities and Exchange Commission on December 1, 1997 Registration No. 333-40369

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-3/A-1
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     RESEARCH FRONTIERS INCORPORATED
       (Exact name of the Company as specified in its charter)

  Delaware                            2899                       11-2103466
(State or other jurisdiction (Primary Standard Industrial   (I.R.S. Employer
 of incorporation or        Classification Code Number)   Identification Number)
organization)

                       240 Crossways Park Drive
                     Woodbury, New York 11797-2033
                             (516) 364-1902

 (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                         Robert L. Saxe, President
                      Research Frontiers Incorporated
                         240 Crossways Park Drive
                       Woodbury, New York 11797-2033
                              (516) 364-1902

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                Copies to:
            Joseph M. Harary, Vice President and General Counsel
                       Research Frontiers Incorporated
                           240 Crossways Park Drive
                         Woodbury, New York 11797-2033
                                (516) 364-1902

Approximate date of commencement of the proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                   PROSPECTUS RESEARCH FRONTIERS INCORPORATED

                     COMMON STOCK ISSUABLE UPON EXERCISE OF
                      $5,000,000 REDEEMABLE PREPAID WARRANT
                        AND WARRANTS ISSUABLE UPON CERTAIN
                                REDEMPTIONS THEREOF

  This Prospectus relates to the sale from time to time by certain stockholders (the "Selling Stockholders") of Research Frontiers Incorporated, a Delaware corporation (the "Company") of an indeterminate number of shares of common stock, $0.0001 par value per share, of the Company issuable upon exercise of a $5,000,000 Redeemable Prepaid
Warrant and warrants issuable to the Selling Stockholders upon certain redemptions of the Redeemable Prepaid Warrant by the Company (the "Shares"). The actual number of shares of Common Stock into which the Redeemable Prepaid Warrant (and warrants issuable to the Selling Stockholders upon certain redemptions of the Redeemable Prepaid Warrant by the Company) are exercisable will depend upon future market conditions. Based upon current market conditions, as of the date of this Prospectus, such warrants would be exercisable into approximately 745,879 shares of Common Stock.

  It is anticipated that the Shares will be offered from time to time in brokerage transactions (which may include block transactions), in the over-the-counter market or negotiated transactions at prices and terms prevailing at the times of such sales, at prices related to such market prices or at negotiated prices. Such shares may be sold directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase the Selling Stockholder's Shares as principals and thereafter sell the Shares from time to time in the over-the-counter market, in negotiated transactions or otherwise, or by a combination of these methods. Broker-dealers who effect these transactions may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION".

  The Company has received $5,000,000 from the Selling Stockholders upon issuance of the Redeemable Prepaid Warrant, which amount will be credited toward payment of the exercise price of the Redeemable Prepaid Warrant, and the Company may receive in the future the exercise price of any warrants issuable to the Selling Stockholders upon certain redemptions by the Company of the Redeemable Prepaid Warrant, if any. The
Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. Broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares (other than selling commissions and fees), estimated to be $18,500.
The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act.

  The Company's Common Stock trades on the Nasdaq National Market System under the symbol "REFR". On November 28, 1997 as reported by Nasdaq, the last sales price of a share of Common Stock was $8.375.

           THE COMMON STOCK OFFERED BY THIS PROSPECTUS
           ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN
           FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
           WITH A PURCHASE OF THE COMMON STOCK.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR
           DISAPPROVED BY THE SECURITIES AND EXCHANGE
           COMMISSION NOR HAS THE COMMISSION PASSED UPON
           THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.



  The date of this Prospectus is December 1, 1997.

                      AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Suite 1400, 500 West Madison Street, Chicago, Illinois, 60661-2511 and Suite 1300, Seven World Trade Center, New York, New
York, 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission and the address of such site is http://www.sec.gov.

  The Company has filed with the Commission a Registration
Statement on Form S-3 (including all amendments thereto, the "Registration Statement"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. The statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission's Public Reference Section at the same address upon payment of the prescribed fees.

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof: (a) Annual Report on Form 10-K for the fiscal year ended
December 31, 1996: (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (c) Current Report on Form 8-K dated March 3, 1997, and (d) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1996.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  A copy of any or all of the documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document) will be provided without charge to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered upon written or oral request. Requests for such copies should be addressed to the Company at its principal executive offices: 240 Crossways Park Drive, Woodbury, New York 11797-2033,
Attention: Investor Relations (Telephone: (516) 364-1902).

  No person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus or in any supplement to this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by the Selling Stockholders. Neither the delivery of this Prospectus or any supplement to this Prospectus nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since their respective dates. This Prospectus and any supplement to this Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any Common Stock offered hereby to any person, or by anyone, in any jurisdiction in which such offer or solicitation may not lawfully be made.

                            RISK FACTORS

  An investment in the Shares described herein entails a number of significant risks. Because of these risks, funds should only be invested by persons who are able to bear the risk of and withstand the loss of their entire investment. Prospective investors should also consider the following before making an investment decision.

  History of Operating Losses and Accumulated Deficit. Since inception, the Company has been primarily engaged in research and development activities. To date, the Company's revenues have been insufficient to fund operating expenses, and operating losses can be expected for the foreseeable future. There can be no assurance the Company will ever be profitable, or that if additional funding is necessary to fund the Company's operations, that additional funding will be available when needed, or if available, that its terms will be favorable or acceptable to the Company.

  Need for Additional Funds. The Company has been dependent upon the proceeds of equity financings to fund operations. The Company expects to use its cash and short-term investments to fund its research and development of SPD light valves and for other working capital purposes.
The Company's working capital and capital requirements depend upon numerous factors, including the results of research and development activities, competitive and technological developments, the timing and cost of patent filings, and the development of new licensees and changes in the Company's relationships with its existing licensees. The degree of dependence of the Company's working capital requirements on each of the foregoing factors cannot be quantified; increased research and development activities and related costs would increase such requirements; the addition of new licensees may provide additional working capital or working capital requirements, and changes in relationships with existing licensees would have a favorable or negative impact depending upon the nature of such changes. Based upon existing levels of expenditures, assumed ten percent annual increases therein, existing cash reserves and budgeted revenues, the Company believes that it would not require additional funding for at least the next four years. There can be no assurance that expenditures will not exceed the anticipated amounts or that additional financing, if required, will be available when needed or, if available, that its terms will be favorable or acceptable to the Company. Eventual success of the Company and generation of positive cash flow will be dependent upon the commercialization of products using the Company's technology by the Company's licensees and payments of continuing royalties on account thereof.

  Research and Development Company; Unproven Technology.  The
Company is subject to all of the risks inherent in the development of new technologies and products. There can be no assurance that the Company's future operations will generate significant revenues or be profitable. The likelihood of the Company's success must be considered in light of the problems, expenses and delays frequently encountered in the commercialization and marketing of new technologies and the competitive environment in which the Company operates.

  All Products Being Developed Depend on Viability of the Company's
Light Valve Technology. All products being developed by the Company's licensees depend on the viability of the Company's light valve technology. No commercial products have yet been produced for sale. The Company has not developed any other technology. Thus, if commercially acceptable products cannot be developed from the Company's light valve technology, the Company will not be successful.

  Absence of Manufacturing and Marketing Capability.  The
Company's light valve technology is currently licensed to eight companies and is being evaluated by others for possible exploitation in various commercial applications. In the past, some entities have evaluated the Company's technology without proceeding to enter into further negotiations or agreements with the Company. The Company intends to continue to exploit its light valve technology by licensing it to manufacturers of end products and to one or more other companies to manufacture the Company's light-controlling films. The Company anticipates that its licensee(s) would have primary responsibility for marketing and manufacturing activities. There can be, however, no assurance that any definitive future agreements or arrangements will materialize. To date, neither the Company nor any of its licensees has produced a commercial product incorporating the Company's light valve technology. The Company cannot control the activities of its licensees. There can be no assurance as to when or whether the licensees will produce any commercial product using the Company's light valve technology or, if produced, that such product will become commercially viable.

  Dependence on Key Personnel. The success of the Company is dependent on, among other things, the services of its senior management, the loss of whose services could have a material adverse effect upon the prospects of the Company.

  Competition with Proven Technologies. The Company's light valve technology will compete with other light control and display technologies which are being commercially exploited with great success, such as LEDs, plasma displays, and LCDs. Companies with liquid crystal, electrochromic and possibly other technologies are now competing or probably will compete against the Company in the field of so-called "smart windows."
In general, the companies which will compete against the Company have substantially greater financial, marketing, technical and other resources and name recognition than the Company. There can be no assurance that the Company's light valves (whose performance and long-term reliability have not yet been fully ascertained) will be able to displace other devices being used commercially or otherwise find a niche for commercial application.

  Technological Obsolescence. While the Company believes that its light valves will have certain advantages over some existing display devices, other types of so-called "smart windows" and photochromic eyeglasses, there can be no assurance that one or more of the numerous existing companies which manufacture or may manufacture such products, or any company formed after the date hereof, will not be able to develop products using alternative technologies that would render the Company's products difficult to market or technologically or otherwise obsolete.

  Uncertain Patent Protection. Although aspects of the Company's technology are covered by 19 United States patents, 2 pending patent applications in the United States, 24 foreign patents, and 66 foreign patent applications, a number of those patents cover earlier versions and features of the Company's light valves which the Company does not intend to exploit. Moreover, the issuance of a patent does not carry any certainty of successful application or commercial success. There can be no assurance that these patents will be upheld if the Company seeks to enforce its patent rights against an infringer or that the Company will have sufficient resources to prosecute its rights. The Company also relies, to a lesser extent, on trade secrets and confidential disclosure agreements to protect its technology. Neither the issuance of patents nor the use of trade secrets will necessarily protect the Company from other persons using technologies similar to those covered by the Company's patents or trade secrets. In addition, there can be no assurance that any particular aspect of the Company's technology will not be found to infringe the claims of other existing patents.

  No Cash Dividends. The Company has never paid any cash dividends and does not anticipate paying any cash dividends for the foreseeable future.

  Volatility of Stock Price. Since the initial public offering of the Company's securities in July 1986, the market for the Company's securities has been volatile. The trading price of the Company's securities may continue to fluctuate significantly based on, among other things, announcements by the Company and its competitors and price and volume fluctuations relating to high-technology companies generally.

  No Use of Proceeds. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. On October 29, 1997 the Company received the $5,000,000 aggregate exercise price of the Redeemable Prepaid Warrant being registered hereunder. The Company may also receive, in the future, the exercise price of any warrants issuable to the Selling Stockholders in the event the Company makes certain redemptions of the Redeemable Prepaid Warrant, if any.

  Authorization of Additional Securities. The Company is authorized to issue 100,000,000 shares of Common Stock. As of the date of this prospectus, there were 10,229,510 shares of Common Stock issued and outstanding. The Company's Board of Directors has the power to issue any and all unissued shares without stockholder approval. To the extent that additional shares of Common Stock are issued, dilution to the interests of the Company's stockholders will occur. See "DESCRIPTION OF SECURITIES."

                                  THE COMPANY

General

  Research Frontiers Incorporated (the "Company") was incorporated in New York in 1965 and reincorporated in Delaware in 1989. Since its inception, the Company has primarily engaged in the development and licensing of suspended particle technology and devices to control the transmission of light. Such suspended particle devices, often referred to as "SPDs" or "light valves" use a suspension of microscopic particles that is either in the form of a liquid suspension or a film, which is usually enclosed between two conductively-coated glass or plastic plates, at least one of which is transparent. When an electrical voltage is applied, the microscopic particles are aligned, thereby permitting a range of transparency within which light transmission can be rapidly varied to any degree desired depending upon the voltage applied. The first light valve of this type was invented by Dr. Edwin Land of Polaroid Corporation in 1934. Since its incorporation the Company has developed its own technology embodied in patents, trade secrets and know how. Light valves using the Company's proprietary suspensions and related technology may have wide commercial applications in devices of many types where variable light transmission is desired, such as "smart" windows, variable light transmission eyewear and goggles, self-dimmable automotive sunroofs, sun visors and mirrors, and flat panel information displays for use in computers, televisions, telephones and other electronic instruments.

                                DIVIDENDS

  The Company has never paid any cash dividends and does not anticipate paying any cash dividends for the foreseeable future.

                             USE OF PROCEEDS

The Company will not receive any proceeds from the sale of Common
Stock by the Selling Stockholders. On October 29, 1997 the Company received the $5,000,000 aggregate exercise price of the Redeemable
Prepaid Warrant being registered hereunder. The Company may also receive, in the future, the exercise price of any warrants issuable to the Selling Stockholders in the event the Company makes certain redemptions of the Redeemable Prepaid Warrant, if any. The Company expects that any net proceeds from the exercise of the warrants will be used for working capital and general corporate purposes, including research and development. Pending utilization, the Company intends to invest such funds in money market funds and other interest-bearing obligations.

                           SELLING STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of November
30, 1997, adjusted to reflect the sale of the Common Stock by each Selling Stockholder. The persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them, subject to community property laws where applicable. The information given assumes that all Common Stock received upon exercise of the warrants described herein which are held by the Selling Stockholders are sold. The Common Stock offered by the Selling Stockholders may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers. The Selling Stockholders may sell all, a part, or none of the number of Common Stock offered by this Prospectus. None of the Selling Stockholders has any position, office or other material relationship with the company (or had any such position, office or material relationship within the past three (3) years). Because the number of Shares into which the Redeemable Prepaid Warrant (and warrants issuable to the Selling Stockholders upon certain redemptions of the Redeemable Prepaid Warrant by the Company) are exercisable into depends upon the market price of the Company's common stock from time to time, it is not possible to calculate the number of shares of Common Stock which will be ultimately issued upon exercise of the Redeemable Prepaid Warrant. Therefore, the aggregate exercise price of the Redeemable Prepaid Warrant subscribed for by each Selling Stockholder is listed below in place of the number of shares beneficially owned by such Selling Stockholder prior to this offering and in place of the number of shares offered by such Selling Stockholder. Because of this, it is not possible to calculate the percentage of the Company's outstanding Common Stock beneficially owned by each Selling Stockholder.


                                 Aggregate          Shares Beneficially
                                 Warrant            Owned After Offering
                                 Exercise           by Selling Stockholders
Beneficial Owner                 Price              Number             %

Ramius Capital Group, L.L.C.     $1,500,000         0                  0
Leonardo, L.P.                   $1,400,000         0                  0
AG Super Fund International
  Partners, L.P.                 $  300,000         0                  0
Raphael, L.P.                    $  400,000         0                  0
Ramius Fund, Ltd.                $  400,000         0                  0
Heracles Fund                    $  500,000         0                  0
Themis Partners, L.P.            $  500,000         0                  0
                                 ==========         =                  =
                                 $5,000,000         0                  0

                               DESCRIPTION OF SECURITIES

Common Stock

  The Company is authorized to issue 100,000,000 shares of Common
Stock, $0.0001 par value per share, of which 10,229,510 shares were outstanding as of November 30, 1997. Because the number of Shares into which the Redeemable Prepaid Warrant (and warrants issuable to the Selling Stockholders upon certain redemptions of the Redeemable Prepaid Warrant by the Company) are exercisable into depends upon the market price of the Company's common stock from time to time, it is not possible to calculate the number of shares of Common Stock which will be ultimately issued upon exercise of the Redeemable Prepaid Warrant.

  Holders of Common Stock are entitled (i) to receive ratable dividends from funds legally available for distribution when and if declared by the board of directors; (ii) to share ratably in all of the Company's assets available for distribution upon liquidation, dissolution or winding up of the Company after all obligations to the holders of Redeemable Prepaid Warrant have been satisfied; and (iii) to one vote for each share held of record on each matter submitted to a vote of stockholders. All outstanding shares of Common Stock are fully paid for and non-assessable. Holders of Common Stock do not have cumulative voting rights; therefore, a minority stockholder may be less able to gain representation on the Board of Directors of the Company. The Common
Stock has no preemptive or similar rights.

  On October 29, 1997, the Company sold pursuant to a private placement to the Selling Stockholders, who are all accredited investors, a Redeemable Prepaid Warrant with the aggregate exercise price of $5,000,000 which was paid to the Company at the closing. The
Redeemable Prepaid Warrant is exercisable for a period of five years
(which period may be extended under certain circumstances). The exercise price of the Redeemable Prepaid Warrant is the lesser of (a) 110% of the average of the high and low trading prices of the Company's Common
Stock for the seven trading days prior to the closing date, and (b) 82% (subject to adjustment under certain circumstances) of the average of the high and low trading prices of the Company's Common Stock for the five trading days prior to any exercise date. The holder of a Redeemable
Prepaid Warrant may not exercise such warrant at any time that the exercise price is less than or equal to $5.10 (the "Floor Price"); provided, however, that in the event that the closing price of the Company's
Common Stock is less than or equal to the Floor Price for 60 consecutive calendar days, the foregoing prohibition on exercise will, upon the expiration of such 60-day period, be inoperative, subject to reinstatement in the event that subsequently the exercise price is equal to or greater than $8.37 for a period of ten consecutive trading days. Also, if the closing bid price of the Company's Common Stock is less than or equal to $3.00 on an exercise date, in lieu of issuing the shares of Common Stock to which the warrant holder is entitled, the Company has the option to pay the warrant holder an amount equal to the product of (x) the closing bid price of the Common Stock on the exercise date and (y) the number of shares which would have been issued upon such exercise. In addition, if the closing price per share of Common Stock is less than or equal to $6.00 for fifteen
(15) consecutive trading days , the Company may redeem the warrant, in whole or in part, at a redemption price equal to 105% of the then outstanding amount of the warrant being redeemed payable in cash, together with one new five year Common Stock purchase warrant for every three shares of Common Stock underlying the unexercised portion of such redeemed warrant, with such new warrant having an exercise price of 115% of the bid price for the Common Stock on the day of redemption. If the closing price per share of Common Stock is greater than or equal to $14.00 for any fifteen (15) consecutive trading days after the registration statement of which this Prospectus is a part shall be declared effective, the Company may redeem the warrant, in whole or in part, at a redemption price equal to 100% of the then outstanding amount of the warrants (unless exercised by the Selling Stockholders prior to redemption) being redeemed upon 120 days' notice, such notice not to be given earlier than October 29, 1999. The Company is obligated to register the issuance of all shares of Common Stock issuable upon exercise of the Redeemable Prepaid Warrant
(and warrants issuable to the Selling Stockholders upon certain redemptions of the Redeemable Prepaid Warrant by the Company). Also, under certain circumstances, the Company may be required to redeem the outstanding warrants at a premium over the then outstanding amount, which amount shall equal 115% of the then outstanding amount in the event of a merger, consolidation, spin off or other extraordinary corporate action, and at an amount equal to 125% of the then outstanding amount if the Company defaults on certain obligations to the Selling Stockholders. Under the terms of their agreement with the Company, at no time will a Selling Stockholder and their affiliates own in excess of 4.9% of the total issued and outstanding shares of the Common Stock.

                        PLAN OF DISTRIBUTION

  The Selling Stockholders are entitled to distribute from time to time the Common Stock issuable upon exercise of the Redeemable Prepaid
Warrant (and warrants issuable to the Selling Stockholders upon certain redemptions of the Redeemable Prepaid Warrant by the Company). Based upon current market conditions, as of November 30, 1997, the outstanding warrants being registered hereunder would be exercisable into approximately 745,879 shares of Common Stock, representing approximately 6.8% of the issued and outstanding Common Stock of the Company after taking into account the issuance of such Common Stock upon exercise of such warrants.

  The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders who hold Redeemable Prepaid
Warrant and will only receive the $5,000,000 aggregate exercise price of the Redeemable Prepaid Warrant being registered hereunder which has already been received by the Company, or the exercise price of any warrants issuable to the Selling Stockholders upon certain redemptions of the Redeemable Prepaid Warrant by the Company, if any. The distribution of the Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on NASDAQ, on any exchange on which the Common Stock may then be listed, in the over-the-counter market, in negotiated transactions, through the writing of options on shares, or a combination of such methods of sale, at market prices prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of Common Stock for whom they may act as agent
(which compensation may be in excess of customary commissions).
Participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  To comply with certain states' securities laws, if applicable, the Common Stock will not be offered or sold in a particular state unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                                  EXPERTS

  The financial statements of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                               LEGAL MATTERS

  The legality of the securities offered hereby has been passed upon by Joseph M. Harary, Esq., the Company's Vice President and General
Counsel.  Mr. Harary holds Common Stock and options to purchase
Common Stock granted pursuant to the Company's 1992 Stock Option
Plan aggregating 197,824 shares.

  No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company This Prospectus does not constitute an offer by the Company to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been any change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof. The information set forth herein and in all publicly disseminated information about the Company, includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by that section. Readers are cautioned not to place undue reliance on these forward-looking statements as they speak only as of the date hereof and are not guaranteed.

                                 PART II

                 INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

  As described in Item 15, the Articles of Company provide for the indemnification of certain persons. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the Certificate of Incorporation or By-Laws of the Company, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 14.  Other Expenses of Issuance and Distribution.

  Estimated expenses relating to the distribution of the Common Stock registered herein are set forth below. Such expenses will be paid by the Company.

  Registration Fee under the Securities Act of 1933 $  1,515.15
  Printing and engraving expenses . . . . . . . . . $    500.00
  Accounting fees and expenses  . . . . . . . . . . $  5,000.00
  Transfer agent and registrar fees . . . . . . . . $  1,000.00
  Legal fees and expenses . . . . . . . . . . . . . $ 10,000.00
  Miscellaneous expenses. . . . . . . . . . . . . . $    484.85
  Total . . . . . . . . . . . . . . . . . . . . . . $ 18,500.00

All of the amounts set forth above, except for the filing fees for the Securities and Exchange Commission, are estimated and subject to future contingencies.

Item 15.  Indemnification of Directors and Officers.

  Article EIGHTH of the Company's Certificate of Incorporation provides for the indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the "GCL").

  Section 145 of the GCL provides as follows:

  145 Indemnification of Officers, Directors, Employees and Agents;
Insurance

  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
(1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

  (i) For purposes of this section references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Article NINTH of the Company's Certificate of Incorporation provides for the elimination of any personal liability for monetary damages of directors to the Corporation or its stockholders for breach of fiduciary duty, for negligence or for taking or omitting to take any action to the fullest extent permitted by Section 102(b) (7) of the GCL.

  Section 102(b) (7) of the GCL provides as follows:

  (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

  (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall also be deemed to refer to a member of the governing body of a corporation which is not authorized to issue capital stock.

Item 16.  Exhibits.

  4.1  Subscription Agreement between the Company and the Selling
  Stockholders dated as of October 29, 1997. (1)

  4.2 Redeemable Prepaid Warrant between the Company and the Selling Stockholders dated as of October 29, 1997. (1)

  4.3 Registration Rights Agreement between the Company and the Selling Stockholders dated as of October 29, 1997. (1)

  5.1 Opinion re legality of the Common Stock and issuance thereof. (Filed herewith)

  23.1 Consent of KPMG Peat Marwick LLP (Filed herewith).

  23.2 Consent of Joseph M. Harary (included in Exhibit 5.1)

  24. Power of Attorney. Included as part of signature page to this Registration Statement on Form S-3 (No. 333-40369).

------------------------------------
     (1) Incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-3 (No. 333-40369).

Item 17.  Undertakings.

  The undersigned registrant undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York, on December 1, 1997.

RESEARCH FRONTIERS INCORPORATED
  (Registrant)


  By:/s/ Robert L. Saxe
  Robert L. Saxe, President,
  Treasurer, Principal Executive,
  Financial and Accounting Officer.


  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


  Signature  Title  Date

/s/ Robert L. Saxe     Chairman of the Board, President        December 1, 1997
    Robert L. Saxe     Treasurer and Director (Principal
                       Executive, Financial and Accounting Officer)

/s/ Robert M. Budin*   Director                                December 1, 1997
    Robert M. Budin

/s/ Bernard D. Gold*   Director                                December 1, 1997
    Bernard D. Gold

/s/ Joseph M. Harary   Director                                December 1, 1997
    Joseph M. Harary

/s/ Robert I. Thompson Director                                December 1, 1997
    Robert  I. Thompson


*By: /s/ Robert L. Saxe
     Robert L. Saxe as attorney-in-fact

                                                      EXHIBIT 5.1



                                                 December 1, 1997



Research Frontiers Incorporated
240 Crossways Park Drive
Woodbury, New York 11797-2033


Gentlemen:

     I am the Vice President and General Counsel of Research Frontiers Incorporated (the "Company"), a Delaware corporation, and render this opinion in connection with the registration pursuant to a Registration Statement on Form S-3 (the "Registration Statement") by the Company under the Securities Act of 1933, as amended (the "Act"), of $5,000,000 Redeemable Prepaid Warrant, and warrants issuable to the Selling Stockholders pursuant to certain redemptions thereof by the Company (the "Warrants"), and shares of the Company's common stock, $0.0001 par value (the "Common Stock"), to be issued pursuant to the exercise from time to time of the Warrants.

     I have examined the Company's Certificate of Incorporation and By-Laws, both as amended, and minute books and such other documents and records as I have deemed necessary and relevant as a basis for my opinions hereinafter set forth. For the purposes of this opinion, I have assumed the genuineness of all signatures and the conformity to original documents of all instruments furnished to me for review or examination as copies.

     Based on the foregoing and having regard to such legal considerations as I have deemed relevant, it is my opinion that:

     1. The Company is a corporation duly organized under the laws of the State of Delaware.

     2. The Common Stock covered by the Registration Statement has been validly authorized.

     3. When the Common Stock has been duly registered under the Act, when certificates for the Common Stock have been duly delivered, and when the Company shall have received the consideration to be received by it pursuant to and upon exercise of the related Warrants, the Common Stock will be validly issued, fully paid and non-assessable by the Company, with no personal liability attaching to ownership thereof.

     I hereby consent to the inclusion of this opinion in the Registration Statement and to the references to me contained therein.


                              Very truly yours,


                              /s/ Joseph M. Harary

                              Joseph M. Harary, Esq.
                              Vice President and General Counsel

                                                     EXHIBIT 23.1


                  INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Research Frontiers Incorporated

     We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

          /s/ KPMG Peat Marwick LLP
                    KPMG PEAT MARWICK LLP


Jericho, New York
December 1, 1997